                                                                     EXHIBIT k.2

                            MASTER SERVICES AGREEMENT


This Agreement is made as of March 15, 2004 by and among each registered management investment company identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 8.5 below shall hereinafter be referred to as a "FUND" and are sometimes collectively hereinafter referred to as the "FUNDS"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "AGENT").

         WHEREAS, each Fund desires to retain the Agent to perform certain services;

         WHEREAS, each Fund may or may not be authorized to issue common stock or shares of beneficial interest ("SHARES") in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, each Fund so authorized intends that this Agreement be applicable to its series of Shares (as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the "PORTFOLIO(S)");

         WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and that all references hereinafter to one or more "Portfolio(s)" shall be deemed to refer to such Fund(s); and

         WHEREAS, the Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.        DUTIES OF THE AGENT.

         SECTION 1.1       BOOKS OF ACCOUNT.

         The Agent shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund's currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Agent (a "GOVERNING DOCUMENT"):

         a. Maintain each Portfolio's general ledger and such other accounts, books and financial records of such Portfolio as the parties may agree upon from time to time, and as may be required by the Investment Company Act of 1940, as amended (the "1940 ACT");

         b. Maintain each Portfolio's portfolio security transaction records utilizing trade date provided to the Agent by such Portfolio's duly authorized investment adviser (each, an "INVESTMENT ADVISER");

         c. For each valuation date, post each Portfolio's transactions to such Portfolio's general ledger including, but not limited to:

              -Calculate unrealized appreciation and depreciation regarding portfolio securities;
              -Amortize premiums and discounts regarding portfolio securities, as applicable;
              -Calculate fee-based expenses and set-up expense accruals as directed by the applicable Fund;
              -Record payments of Portfolio expenses upon written instructions of a Fund or duly authorized agent thereof;
              -Calculate interest and dividend income and reset interest accrual for variable rate securities, as applicable

         d. Reconcile cash, foreign currency and portfolio security holding positions with each Portfolio's custodian (each, a "CUSTODIAN") daily;

         e. Post each Portfolio's corporate actions;

         f. Calculate the net asset value of each Portfolio and report same to the Fund or such other entities or persons as the Fund may instruct from time to time;

         g. Prepare and transmit to the Fund, or such other entities or persons as the Fund may instruct from time to time, such periodic reports of Fund data as may be mutually agreed upon by the parties hereto; and

         h. Post shareholder reinvestment activity and reconcile share balances with each Portfolio's transfer agent (each, a "TRANSFER AGENT") in conjunction with Portfolio distributions.

         Each Fund shall provide timely prior notice to the Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund's governing document and shall supply the Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Agent shall value each Fund's portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the "AUTHORIZED PRICE SOURCES") on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the "PRICE SOURCE AUTHORIZATION"). The Agent shall not be responsible for any revisions to the methods of calculation unless and until such revisions are communicated in writing to the Agent.

                                       2.

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         SECTION 1.2       ADDITIONAL SERVICES.

         The Agent shall provide the following services, as applicable, in each case, subject to the control, supervision and direction of each Fund and subject to any necessary review and comments by the Fund's auditors and legal counsel and in accordance with procedures or policies that may be established from time to time by and between the Agent and the Fund:

         a. Prepare and distribute daily total return calculations;

         b. Prepare monthly distribution analysis;

         c. Complete monthly preferred shares "asset coverage" test (as that term is defined in Section 18(h) of the 1940 Act following agreed-upon compliance procedures (the "COMPLIANCE PROCEDURES"); and

         d. Complete monthly (or more frequently as reasonably requested by the applicable rating agency) preferred shares basic maintenance test for applicable rating agency(ies) and preferred rate auction following the Compliance Procedures.

         SECTION 1.3       RECORDS.

         The Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the 1940 Act, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, the Agent shall preserve for the period required by law the records required to be maintained thereunder.

         SECTION 1.4       APPOINTMENT OF AGENTS.

         The Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Agent's obligations or liabilities hereunder.


SECTION 2.        DUTIES OF EACH FUND.

         SECTION 2.1       DELIVERY OF INFORMATION.

         Each Fund shall provide, or shall cause a third party to provide, timely notice to the Agent of certain data as a condition to the Agent's performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

                                       3.
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         The Agent is authorized and instructed to rely upon the information it receives from the Fund or any third party. The Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

         SECTION 2.2       PROPER INSTRUCTIONS.

         The Fund or any other person duly authorized by the Fund shall communicate to the Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between a Fund or its third-party agents (each, a "THIRD PARTY AGENT") and the Agent by electro-mechanical or electronic devices, provided that such Fund and the Agent agree to security procedures. The Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund. Oral instructions shall be considered Proper Instructions if the Agent reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to the Agent in regard to matters affecting accounting practices and the Agent's performance pursuant to this Agreement.


SECTION 3.        STANDARD OF CARE; LIMITATION OF LIABILITY; EXCLUSIVE REMEDY.

         The Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by the Funds, and shall be without liability for any action taken or omitted by it (including, without limitation, acting in accordance with any Proper Instruction) in good faith without willful misconduct. The Agent shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Fund) or the independent accountants for the Fund on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Nothing in this paragraph shall be construed as imposing upon the Agent any obligation to seek such instructions or advice, or to act in accordance with such advice when received. Without in any way limiting the generality of the foregoing, the Agent shall in no event be liable for any loss or damage arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

         The Agent shall in no event be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney's fees) in any way due to a Fund's use of the administration or accounting services or the performance of or failure to perform the Agent's obligations under this Agreement.

         Each Fund, any Third Party Agent or Authorized Price Sources from which the Agent shall receive or obtain certain records, reports and other data utilized or included in the services

                                       4.
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provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and each Fund agrees to make no claim against the Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Agent's reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Agent's duties hereunder by reason of the Agent's reliance upon records that were maintained for any Fund by any entity other than the Agent prior to such Fund's appointment of the Agent pursuant to this Agreement.

         Each Fund agrees to indemnify and hold the Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney's fees, suffered by the Agent and caused by or resulting from the acts or omissions of such Fund or any third-party whose services the Agent must rely upon in performing services hereunder.

         Each Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the "UNDERLYING TRANSFER AGENT"), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Agent in performing its duties under this Agreement.


SECTION 3A.       PERFORMANCE GOALS.

         The Funds and the Agent may from time to time agree on the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that such agreement(s) (hereinafter referred to as "SERVICE LEVEL DOCUMENT(S)") reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described in Sections 3A.1 and 3A.2 below.

         SECTION 3A.1 CONSULTATION PROCEDURE. If a party hereto is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party.

                                       5.

         SECTION 3A.2 PURPOSE OF CONSULTATION PROCEDURE. The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document. If a consultation occurs under this
Section 3A, all parties must negotiate in good faith to endeavor to:

         (a) implement changes which will enable the Service Level Document provisions to be more regularly met;

         (b) agree to alternative Service Level Document provisions which meet the parties' respective business requirements; or

         (c) otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.


SECTION 4.        REPRESENTATIONS AND WARRANTIES.

         SECTION 4.1       REPRESENTATIONS AND WARRANTIES OF THE AGENT.

         The Agent represents and warrants to each Fund that:

         a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts; and
         b. The person executing this Agreement on its behalf has been duly authorized to act on its behalf.

         SECTION 4.2       REPRESENTATIONS AND WARRANTIES OF EACH FUND.

         Each Fund represents and warrants to the Agent that:

         a. It is duly organized, existing and in good standing under the laws of the jurisdiction in which it was formed;
         b. It has the power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;
         c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;
         d. It is an investment company properly registered under the 1940 Act; and
         e. A registration statement under the 1940 Act (and if Shares of the Fund are offered publicly, under the Securities Act of 1933, as amended (the "1933 Act")) has been filed and will be effective and remain effective during the term of this Agreement. Each Fund also warrants that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its Shares have been made.

                                       6.
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SECTION 5.        COMPENSATION OF AGENT.

         The Agent shall be entitled to reasonable compensation for its services, expenses, out of pocket costs and disbursements as Agent hereunder, as agreed upon from time to time between the Fund and the Agent.


SECTION 6.        TERM OF AGREEMENT.

         This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing.

         Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

         Upon termination of the Agreement or termination of its coverage with respect to any Fund, such Fund shall pay to the Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Fund with respect to a coverage termination) and shall likewise reimburse the Agent for its costs, expenses and disbursements.


SECTION 7.        SUCCESSOR AGENT.

         If a successor agent for any Fund shall be appointed by a Fund, the Agent shall upon termination deliver to such successor agent at the office of the Agent all properties of such Fund held by it hereunder. If no such successor agent shall be appointed, the Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.


SECTION 8.        GENERAL.

         SECTION 8.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

         SECTION 8.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between any Fund and the Agent relating to fund accounting and recordkeeping services regarding such Fund.

                                       7.

         SECTION 8.3 ASSIGNMENT. This Agreement may not be assigned by (a) a Fund without the prior written consent of the Agent or (b) by the Agent without the prior written consent of the Funds, except that either party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business.

         SECTION 8.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Agent and the Funds may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund's governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

         SECTION 8.5 ADDITIONAL FUNDS. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Agent render services as agent under the terms hereof, it shall so notify the Agent in writing, and if the Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.

         SECTION 8.6 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Agent render services as agent under the terms hereof, it shall so notify the Agent in writing, and if the Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

         SECTION 8.7 AMENDMENTS. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative or each party. The term "AGREEMENT," as used herein, includes all schedules, addenda, exhibits, appendices and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

         SECTION 8.8 REMOTE ACCESS SERVICES ADDENDUM. Each Fund and the Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

         SECTION 8.9 SERVICES NOT EXCLUSIVE. Each Fund hereby acknowledges that the services of the Agent hereunder are not to be deemed exclusive to any Fund and the Agent remains free to render similar services to others.

         SECTION 8.10 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the

                                       8.

parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:                                c/o Calamos Asset Management, Inc.
                                            111 East Warrenville Road
                                            Naperville, Illinois 60563-1493
                                            Attention:  _____________, Treasurer
                                            Telephone: (630) 577-2106
                                            Telecopy: (630) 955-6964

To the Agent:                               STATE STREET BANK AND TRUST COMPANY
                                            Joseph Palmer Building
                                            One Heritage Drive, JPB3N
                                            North Quincy, Massachusetts  02171
                                            Attention:  Scott E. Johnson,
                                                        Vice President
                                            Telephone: 617-985-6725
                                            Telecopy: 617-985-9797

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

         SECTION 8.11 HEADINGS NOT CONTROLLING. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

         SECTION 8.12 SURVIVAL. All provisions regarding indemnification, warranty, liability and limits thereon shall survive the expiration or termination of this Agreement.

         SECTION 8.13 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

         SECTION 8.14 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

         SECTION 8.15 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the

                                       9.

original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.




                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK



                                      10.
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                                 SIGNATURE PAGE


IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

SIGNATURE ATTESTED TO BY:                   EACH REGISTERED MANAGEMENT
                                            INVESTMENT COMPANY SET FORTH ON
                                            APPENDIX A HERETO



_______________________________             By: ________________________________
James S. Hamman, Jr., Secretary                 Patrick H. Dudasik,
                                                Vice President


SIGNATURE ATTESTED TO BY:                   STATE STREET BANK AND TRUST COMPANY



___________________________________         By: ________________________________
Stephanie L. Poster, Vice President

                                      11.
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                                   APPENDIX A
                                       TO
                      MASTER ACCOUNTING SERVICES AGREEMENT


MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY


CALAMOS STRATEGIC TOTAL RETURN FUND




                                       (i)

                                    EXHIBIT A
                                       TO
                      MASTER ACCOUNTING SERVICES AGREEMENT

                       FORM OF PRICE SOURCE AUTHORIZATION





                                       (i)

                                   SCHEDULE A
                                       TO
                      MASTER ACCOUNTING SERVICES AGREEMENT


INFORMATION REQUIRED TO BE SUPPLIED         RESPONSIBLE PARTY

Portfolio Trade Authorizations              Investment Adviser
Currency Transactions                       Investment Adviser
Cash Transaction Report                     Custodian
Portfolio Prices                            Third Party Vendors/Investment
                                            Adviser
Exchange Rates                              Third Party Vendors/Investment
                                            Adviser
Capital Stock Activity Report               Transfer Agent
Dividend/Distribution Schedule              Investment Adviser
Dividend/Distribution Declaration           Investment Adviser
Dividend Reconciliation/Confirmation        Transfer Agent
Corporate Actions                           Third Party Vendors/Custodian
Service Provider Fee Schedules              Investment Adviser
Expense Budget                              Investment Adviser/Administrator
Amortization Policy                         Investment Adviser
Accounting Policy/Complex Investments       Investment Adviser
Audit Management Letter                     Auditor
Annual Shareholder Letter                   Investment Adviser
Annual/Semi-Annual Reports                  Investment Adviser/Administrator
Declaration of Trust or Articles            Investment Adviser/Administrator
         of Incorporation, as amended
By-Laws, as amended                         Investment Adviser/Administrator
Currently Effective Registration Statement  Investment Adviser/Administrator
         under the 1933 and 1940 Act
Current Prospectus(es) and Statement(s)     Investment Adviser/Administrator
         of Additional Information
Such other certificates, documents or       Investment Adviser/Administrator
         opinions Investment Adviser/
         Administrator which the Agent may,
         in its reasonable discretion, deem
         necessary or appropriate in the
         proper performance of its duties

                                      (i)

                   [ATTACH: REMOTE ACCESS SERVICES ADDENDUM]


                                      (i)